Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan of our report dated February 23, 2024, containing information relating to Talos Energy Inc.’s estimated reserves as of December 31, 2023 included in Talos Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on February 29, 2024 (File No. 001-38497).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr
Richard B. Talley, Jr
Chief Executive Officer

Houston, Texas

August 8, 2024